                                                                    EXHIBIT 99.1

2001 FINANCIAL MODEL ESTIMATES

     This document is intended to provide information and estimates to permit preparation of models of Tom Brown, Inc. ("Tom Brown" or the "Company") for 2001. This information constitutes the Company's current estimates based on a number of assumptions. The estimates are based on the Company's historical operating performance and trends, estimates of oil and gas reserves at December 31, 2000, the Company's planned capital and operating budget for 2001 and current expectations for oil and gas production, gas trading activities, hedged positions, tax rates and expenses. The following estimates reflect our view of continuing operations only. The 2001 estimates were prepared assuming that demand, curtailment, productibility and general market conditions for oil and gas will be substantially similar to those experienced during 2000. We do not account for the potential impact of acquisitions or divestitures except for the pending Stellarton Energy acquisition. We caution you that the estimates set forth below are given as of the date hereof only and are based on currently available information. We are not assuming any obligation to update any information contained herein.

     All of the estimates and assumptions included in this document are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We believe that the forward-looking statements are based on reasonable assumptions but no assurances can be given that our expectations will be met. Actual results may differ materially due to a number of risks and uncertainties, including but not limited to:


           o   COMMODITY PRICE CHANGES, INCLUDING LOCAL AND REGIONAL VARIATIONS;

           o RISKS AND PROBLEMS INCIDENT TO THE DRILLING AND OPERATION OF OIL AND GAS WELLS, SUCH AS DRILLING DIFFICULTIES OR DELAYS, WELL EXPLOSIONS OR OTHER DISASTERS, ENVIRONMENTAL RISKS, AND LACK OF CONTROL OVER TIMING OF EXPENDITURES ON THIRD-PARTY OPERATED PROPERTIES;

           o   CHANGES IN PRODUCTION AND DEVELOPMENT COSTS;

           o   CHANGES IN DRILLING SUCCESS RATES;

           o   CHANGES IN LAWS AND OTHER REGULATORY ACTIONS;

           o   CHANGES IN EXCHANGE RATES;

           o   RISKS INCIDENT TO HEDGING ACTIVITIES;

           o   CHANGES IN INTEREST RATES AND CAPITAL MARKET CONDITIONS;

           o   CHANGES IN GENERAL ECONOMIC CONDITIONS;

           o   COMPETITION FROM OTHERS IN THE ENERGY INDUSTRY;

           o THE UNCERTAINTY INHERENT IN ESTIMATES OF OIL AND GAS RESERVES AND PRODUCTION RATES;

           o UNUSUAL OR INFREQUENT ITEMS THAT ARE NOT SUSCEPTIBLE TO ESTIMATES; AND


         For additional information concerning important factors that may cause actual results to differ materially from those estimated, see the Company's Form 10-K for the year ended December 31, 1999. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars.

         While oil and gas prices have been at or near multi-year highs in 2000, there can be no assurance that current price levels will continue. Oil and gas prices have fluctuated significantly in recent years in response to numerous economic, political and environmental factors and we expect that commodity prices will continue to fluctuate significantly in the future. Changes in commodity prices could significantly affect our expected operating results. In addition to directly effecting revenues, price changes can affect expected production because production estimates necessarily assume that oil and gas can profitably be produced at the assumed pricing levels.

PRODUCTION ESTIMATES

                                          First Quarter 2001(1)                Annual 2001(1)
                                    --------------------------------   -------------------------------
                                      U.S.      Canada      Total        U.S.      Canada     Total
                                    --------  ----------  ----------   --------   --------  ----------
Natural gas (Mcfpd)                  142,000      18,000     160,000    151,000     25,000     176,000
Natural gas liquids (Bonglpd)          2,800         390       3,190      2,900        530       3,430
Oil (Bopd)                             2,000         400       2,400      2,000        450       2,450
                                    --------  ----------  ----------   --------   --------  ----------
 Total equivalent (Mcfepd)           170,800      22,700     193,500    180,400     30,880     211,280

Total production (Mmcfe)              15,400       2,000      17,400     65,800     11,300      77,100


(1) These estimates approximate the mid-point of the range of the Company's estimates of production. Actual results may differ and important assumptions are included in the narrative.

         The estimate of 151,000 Mcfpd for 2001 U.S. gas production is an increase of approximately nine percent from 2000. The U.S. oil and natural gas liquids production of 4,900 barrels per day is flat with 2000. The estimated production from Canada is dependant upon the closing of the Stellarton Energy acquisition in mid-January 2001. Tom Brown signed a definitive agreement to acquire Stellarton on December 13, 2000. Tom Brown initiated an all cash tender offer of C$5.00 per Stellarton share on December 20, 2000. The acquisition has been unanimously approved by the Boards of Directors of Tom Brown and Stellarton. The Company's combined total oil and gas production of 77,100 Mmcfe is approximately 25% higher than 2000.

GAS PRICE HEDGES

         The Company has put in place hedges in the form of costless collars covering an average of 58,000 MMBtu/d of its U.S. production for the period of January through December 2001. In addition, basis hedges have been entered into to correlate the NYMEX hedges back to the index delivery point. The following table provides a quarterly summary of the volumes, collar range, and basis:

Tom Brown, Inc. collars:

Period 2001                Volume       Floor       Ceiling        NYMEX
(Quarter)                 (MMBtu/d)    $/MMbtu      $/MMBtu      Basis Lock
---------                 ---------    -------      -------      ----------
  First                      70,000    $  6.60      $  9.06        $(0.05)
  Second                     63,000       4.32         7.05         (0.28)
  Third                      60,000       4.03         6.73         (0.28)
  Fourth                     40,000       4.14         6.76         (0.27)
                          ---------    -------      -------        ------
Year average                 58,000    $  4.89      $  7.51        $(0.21)

Stellarton Energy Hedges:

                                            Fixed Well
Period 2001               Volume            Head Price
 (Quarter)               (MMBtu/d)         ($/ MMBtu)(a)
-----------              ---------         -------------
  First                   13,600                $4.14
  Second                   9,300                 2.57
  Third                    9,300                 2.57
  Fourth                   7,600                 2.27
                           -----                -----
Year average               9,850                $3.04

a) Assumes exchange ratio of C$0.66= US$1.00

         Depending on various circumstances, the Company may periodically enter into additional financial derivatives that would hedge expected crude oil and natural gas production.

MARKETING, GATHERING, PROCESSING MARGIN

         The Company's gathering and processing margin is generated from the assets distributed out of the Wildhorse joint venture in 2000 and the helium revenue from the Lisbon plant in the Paradox basin. The Company's marketing group earns a margin from the sale of Tom Brown's working interest gas production and the purchase and resale of third party gas. The Company is currently in the process of selling certain non-strategic gathering and processing assets. Excluding the effect of the potential asset sales the Company expects the marketing, gathering and processing margin to average $2.5 to $3.0 million per quarter in 2001.


OIL AND GAS PRODUCTION COSTS

         The Company's lifting cost are expected to average $0.41-$0.43 per Mcfe in the U.S. and $0.51-$0.53 per Mcfe in Canada. Production taxes are estimated to average 10 percent of U.S. wellhead sales revenue.

EXPLORATION COSTS/IMPAIRMENT OF LEASEHOLD COST

         Exploration expense can fluctuate significantly quarter to quarter, depending on the timing of exploratory expenditures and the recognition of wells as either productive or dry holes. The forecasting of these expenditures are inherently inaccurate. Based upon planned activity levels we estimate U.S exploration cost in the range of $30-$35 million for 2001. The estimate of Canadian exploration cost is expected to be $7$-$9 million for 2001. The Company is also budgeting $1.2 million per quarter for amortization of impairment of leasehold cost.

DEPRECIATION, DEPLETION AND AMORTIZATION

         Depreciation, depletion and amortization (DD&A) rate for the Company's U.S. operations is expected to be $0.80-$0.85 per Mcfe for 2001. This estimate may be revised following the preparation of the December 31, 2000 reserve report. The DD&A rate for the Company's Canadian operations will likely range from $1.60-$1.75 per Mcfe. The rate is comprised of approximately $1.15 per Mcfe from the purchase of the Stellarton assets and $0.45-$0.60 per Mcfe from the step-up in the property basis for deferred taxes. The higher DD&A rate for the deferred tax step-up is offset by deferred tax benefit in the income tax provision (see Provision for Income Taxes below).

GENERAL AND ADMINISTRATIVE EXPENSE

         The Company expects its U.S. general and administrative (G&A) expense per Mcfe to be in the range of $0.20-$0.22. G&A expense for its Canadian operations is expected to be in the range of $0.29-$0.32 per Mcfe.

INTEREST EXPENSE

         The Company is currently negotiating a new three year credit facility as part of the Stellarton acquisition. As of September 30, 2000 the Company had $67 million drawn under its existing facility. December 31, 2000 debt, pro forma for the Stellarton acquisition, is approximately $150 million. Based upon current LIBOR rates the Company is assuming interest rates will average 8.0%-9.0% for 2001.

PROVISION FOR INCOME TAXES

         Provision for income taxes for its U.S. earnings is expected to be approximately 38% of income before taxes. Of the total tax provision, 20% is estimated to be current cash taxes.

         The provision for income taxes for its Canadian earnings is estimated to be approximately 45% of income before taxes. The current tax provision can be estimated by multiplying pre-tax earnings by approximately 110%-130%. Current income tax provision will be offset by the deferred tax benefit from the property basis step-up. The current tax provision and deferred tax benefit should combine to a total tax provision of approximately 45% of pre-tax earnings.

2001 CAPITAL BUDGET

         Preliminary 2001 capital expenditure is expected to be in the range of $150-$165 million for U.S. exploration and development spending. The expected 2001 capital budget represents a 40-55% increase over 2000 (for the period excluding acquisitions).

         The preliminary estimate of 2001 Canadian exploration and development expenditures is expected in the range of $35-$40 million (excluding the cost to acquire Stellarton of approximately $95 million).

         The spending will be funded out of the Company's discretionary cash flow based on anticipated commodity prices and is subject to change if market conditions shift or new opportunities are identified.